Exhibit 3.5

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

LIFE-LOC, INC.

04-22-91
911027956  $30.00

Pursuant to the provisions of the Colorado Corporation Act, the undersigned corporation adopts the following Articles of Amendment to the Articles of Incorporation:

FIRST:     The name of the corporation is: LIFE-LOC, INC.

SECOND:      The following amendments were adopted by the shareholders on April 1, 1991, the number of shares voted being sufficient for approval and in the manner prescribed by the Colorado Corporation Act:

I.  Section 1, of ARTICLE VII of the Articles of Incorporation is hereby amended in its entirety to read as follows:

The total number of shares of capital stock which this corporation shall have authority to issue is 20,000,000 shares, no par value per share, and shall be designated as common stock.

II.    A new ARTICLE XI will be added to the Articles of Incorporation of the Corporation, as follows:

ARTICLE XI
Limitation of Liability

To the fullest extent permitted by the Colorado Corporation Code, as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

III.  Each share of the Corporation's common stock which is currently issued and outstanding is changed into two (2) shares of such common stock.

LIFE-LOC, INC.

By:	/s/ Thomas Hoekelman
Thomas Hoekelman, Pres.

ATTEST:

/s/  Mary Phillips
Mary Phillips, Secretary

COMPUTER UPDATE COMPLETE JAT

STATE OF COLORADO	)
) ss.
COUNTY OF BOULDER	)

SUBSCRIBED AND SWORN to before me, a Notary Public, 19 this day of April, 1991, by Thomas Hoekelman, President of LIFE-LOC, INC., a Colorado corporation, who acknowledged that he signed the foregoing Articles of Amendment as his free and voluntary act and deed for the uses and purposes therein set forth, and that the facts contained therein are true.

WITNESS my hand and official seal.

My commission expires:  10-19-91

/s/ Joan Bachman
Notary Public